Exhibit 99.1
Press Release
For Immediate Release

Contact:	Christopher D. Myers
President and CEO
(909) 980-4030
CVB Financial Corp. Reports Third Quarter Earnings for 2010
•	Net income of $17.9 million for the third quarter of 2010
•	Diluted earnings per common share $0.17
•	Sold $528.1 million in securities and achieved a gain of $30.1 million
•	Prepaid $250.0 million of borrowings and took a one-time charge of $13.0 million
•	Allowance for credit losses represents 3.08% of total CBB non-covered loans & leases
•	Non-performing loans increased to $158.9 million or 4.65% of total CBB non-covered loans and leases
Ontario, CA, October 20, 2010-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced solid earnings for the third quarter of 2010.
CVB Financial Corp. reported net income of $17.9 million for the third quarter of 2010. This represents a decrease of $1.4 million, or 7.21%, when compared with net income of $19.3 million for the third quarter of 2009. Diluted earnings per share were $0.17 for the third quarter of 2010. This was up $0.07, or 60.03%, from diluted earnings per share of $0.10 for the same period last year. The decrease in diluted earnings per share during the third quarter of 2009 was due to the repayment of TARP preferred stock resulting in a one-time, non-cash reduction in net income applicable to common stockholders of $7.6 million. Third quarter 2010 operating results include a $30.1 million gain on sale of securities, a $25.3 million provision for credit losses, and a $13.0 million charge for the prepayment of borrowings.
Net income for the third quarter of 2010 produced a return on beginning equity of 10.55%, a return on average equity of 10.34% and a return on average assets of 1.05%. The efficiency ratio, excluding the provision for credit losses, was 49.65% for the quarter. Operating expenses as a percentage of average assets were 2.88%.

Net income for the nine months ending September 30, 2010 was $53.1 million. This represents an increase of $4.7 million, or 9.74%, when compared with net income of $48.4 million for the same period of 2009. Diluted earnings per share for the nine months ending September 30, 2010 were $0.50, an increase of $0.10, or 24.65%, over diluted earnings per share of $0.40 for the same period last year. The operating results for the first nine months of 2010 include a gain on sale of securities of $38.9 million, a provision for credit losses of $48.5 million, and an $18.7 million charge for the prepayment of borrowings. Net income for the nine months ending September 30, 2010 produced a return on beginning equity of 11.12%, a return on average equity of 10.62% and a return on average assets of 1.04%.
The operating results for the third quarter and first nine months of 2010 were impacted by the accounting treatment of credit-related transactions from the San Joaquin Bank (“SJB”) loan portfolio as discussed below.
Interest income on loans for the third quarter of 2010 totaled $58.2 million, which includes a $4.5 million discount accretion on covered loans acquired from SJB. This amount represents the discount recognized from accelerated principal payments on SJB loans. It is recorded as a yield adjustment in interest income. Excluding the discount accretion, interest income on loans would have been $53.7 million for the third quarter of 2010. This represents an increase of $3.1 million, or 6.17%, when compared to interest income on loans of $50.6 million for the same period last year.
The yield adjustment to interest income of $4.5 million for the third quarter of 2010 was partially offset by a $2.6 million reduction in the FDIC loss sharing asset. The reduction in the FDIC loss sharing asset appears as a reduction of other operating income.
Interest income on loans for the first nine months of 2010 totaled $185.1 million, which includes a $22.3 million discount accretion on covered loans acquired from SJB. This amount represents the discount recognized from accelerated principal payments on SJB loans. It is recorded as a yield adjustment in interest income. Excluding the discount accretion, interest income on loans would have been $162.8 million for the first nine months of 2010. This represents an increase of $12.9 million, or 8.62%, when compared to interest income on loans of $149.9 million for the same period last year.
The yield adjustment to interest income of $22.3 million for the first nine months of 2010 was partially offset by a $14.8 million reduction in the FDIC loss sharing asset and a loss on sale of covered OREO of $916,000. Both the reduction in the FDIC loss sharing asset and the loss on sale of covered OREO appear as a reduction of other operating income.
Net Interest Income and Net Interest Margin
Net interest income, before the provision for credit losses, totaled $62.6 million for the three months ending September 30, 2010. Net interest income for the third quarter 2010 increased $7.8 million, or 14.25%, compared to the same period in 2009. This is primarily attributed to a $7.3 million decrease in interest expense. The decrease in interest expense was primarily due to the decrease in average borrowed funds of $340.5 million.

Excluding the impact of the yield adjustment to covered loans, net interest margin (tax equivalent) increased from 3.75% for the third quarter of 2009 to 3.92% for the third quarter of 2010. Total average earning asset yields decreased from 5.11% for the third quarter of 2009 to 4.81% for the third quarter of 2010. Total cost of funds decreased from 1.43% for the third quarter of 2009 to 0.90% for the third quarter of 2010.
Net interest income, before the provision for credit losses, totaled $200.2 million for the nine months ending September 30, 2010. This represents an increase of $35.9 million, or 21.91%, compared to the same period in 2009. The increase resulted from a $19.3 million decrease in interest expense and a $16.6 million increase in interest income. The increase in interest income includes a $22.3 million yield adjustment to covered loans.
Excluding the impact of the yield adjustment to covered loans, net interest margin (tax equivalent) increased from 3.75% for the first nine months of 2009 to 3.96% for the first nine months of 2010. Total average earning asset yields decreased from 5.18% for the first nine months of 2009 to 4.95% for the first nine months of 2010. Total cost of funds decreased from 1.51% for the first nine months of 2009 to 1.02% for the first nine months of 2010.
Assets
The Company reported total assets of $6.48 billion at September 30, 2010. This represents a decrease of $255.9 million, or 3.80%, from total assets of $6.74 billion at December 31, 2009. Earning assets totaling $5.83 billion decreased $355.8 million, or 5.76%, when compared with earning assets of $6.18 billion at December 31, 2009. The decrease in earning assets was due to a decrease in both our investment and loan portfolios.
Investment Securities
Investment securities totaled $1.92 billion at September 30, 2010. This is down from $2.0 billion at June 30, 2010 and $2.11 billion at December 31, 2009. During the third quarter of 2010, we sold $528.1 million of investment securities with an average yield of 4.58% and recognized a gain on sale of $30.1 million. The sale and subsequent reinvestment in securities is projected to result in a reduction of future interest income of $3.2 million per quarter.
Our investment portfolio continues to perform well. As of September 30, 2010 we had a pretax unrealized gain of $49.0 million. We have no preferred stock and no trust preferred securities. Virtually all of our mortgage-backed securities are issued by Freddie Mac or Fannie Mae, which have the guarantee of the U.S. Government. Our private-label mortgage-backed issues of approximately $13.6 million are fully performing. We have one security that has impairment. This Alt-A bond, with a book value of $3.2 million as of September 30, 2010, has had $1.1 million in net impairment loss to date. This loss has been recorded as a reduction to other income. Our municipal securities, totaling $657.4 million, are located in 34 states, with approximately $38.8 million, or 5.9%, located within the state of California. All municipal bond securities are performing.

Loans
Total loans and leases of $3.82 billion at September 30, 2010 decreased $256.2 million, or 6.28%, from $4.08 billion at December 31, 2009. Of the $256.2 million decrease in loans, $66.8 million can be attributed to the SJB portfolio and $189.4 million to the legacy Citizens Business Bank portfolio. We continue to see soft loan demand in our market areas as a result of the weakness in the state and local economies.
Deposits & Customer Repurchase Agreements
Total deposits and customer repurchase agreements were $5.08 billion at September 30, 2010. This represents an increase of $156.3 million, or 3.17%, when compared with total deposits and customer repurchase agreements of $4.92 billion at December 31, 2009. Our cost of total deposits and customer repurchase agreements was 0.42% for the three months ending September 30, 2010, compared to our cost of total deposits and customer repurchase agreements of 0.63% for the same period last year. Our cost of total deposits excluding customer repurchase agreements was 0.37% for the three months ending September 30, 2010.
Borrowings
At September 30, 2010, we had $557.1 million in borrowings. This represents a decrease of $448.5 million, or 44.60%, from borrowings of $1.01 billion at December 31, 2009, and a decrease of $651.4 million, or 53.90%, from borrowings of $1.21 billion at September 30, 2009. During the third quarter of 2010, we prepaid a $150.0 million structured repurchase agreement with an interest rate of 4.95% and a $100.0 million FHLB advance with an interest rate of 3.21%. These transactions resulted in a $13.0 million prepayment charge recorded in other operating expense. We continue to reduce our reliance on borrowed funds. As a result of the prepayment of $250.0 million in borrowings during the third quarter of 2010, we estimate that future interest expense will be lowered by $2.7 million per quarter.
Asset Quality
We have separated the discussion of asset quality into two sections: non-covered loans and covered loans. The non-covered loans represent the legacy Citizens Business Bank loans and exclude all loans acquired in the SJB acquisition. The SJB loans are “covered” loans as defined in the loss sharing agreement with the FDIC. These loans were marked to fair value at the acquisition date and also have a guarantee by the FDIC. The allowance for credit losses as of September 30, 2010 pertains only to those loans originated or purchased by Citizens Business Bank and not those acquired through the SJB transaction.

Citizens Business Bank Asset Quality (non-covered loans)
The allowance for credit losses decreased from $108.9 million as of December 31, 2009 to $105.3 million as of September 30, 2010. The decrease was primarily due to net loan charge-offs of $52.1 million, offset by a provision for credit losses of $48.5 million during the first nine months of 2010. By comparison, for the first nine months of 2009, the Company had net loan charge-offs of $21.6 million and a $55.0 million provision for credit losses. Net charge-offs for the third quarter of 2010 were $38.6 million. Of this amount $33.8 million was due to one large relationship. The provision for credit losses was $25.3 million for the quarter. According to our allowance for credit loss methodology, we provided $16.2 million in provision for credit losses for the third quarter of 2010. The remaining $9.1 million was due to the unreserved portion of our largest borrowing relationship charge-off. As mentioned in our September 9, 2010 press release, we had previously reserved 30% or $24.7 million for our largest loan. The allowance for credit losses was 3.08% and 2.43% of total loans and leases outstanding as of September 30, 2010 and 2009, respectively.
We had $158.9 million in non-performing loans at September 30, 2010, or 4.65% of total non-covered loans. This compares to non-performing loans of $82.9 million at June 30, 2010 and $69.8 million at December 31, 2009. During the third quarter of 2010 we added $46.8 million to non-performing loans from our largest borrower after a charge-off of $33.8 million. The remaining $29.2 million in additional non-performing loans for the third quarter is broken down as follows: commercial construction $17.8 million, dairy & related $9.1 million, and other $2.3 million.
At September 30, 2010, we had $17.4 million in Other Real Estate Owned (“OREO”), an increase of $13.5 million from OREO of $3.9 million at December 31, 2009. At December 31, 2009, we had two OREO properties. During the first nine months of 2010, we added seven properties for a total of $15.7 million to OREO. We sold four properties with an OREO value of $2.2 million for cash proceeds of $2.4 million. We now have five OREO properties.
At September 30, 2010, we had loans delinquent 30 to 89 days of $8.2 million. This compares to delinquent loans of $14.4 million at June 30, 2010 and $10.5 million at December 31, 2009. As a percentage of total loans, delinquencies, excluding non-accruals, were 0.24% at September 30, 2010, 0.41% at June 30, 2010 and 0.29% at December 31, 2009.
San Joaquin Bank Asset Quality (covered loans)
At September 30, 2010 we had $547.6 million in gross loans from SJB with a carrying value of $403.8 million. Of the gross loans, we have $171.6 million in non-performing loans as of September 30, 2010, or 31.33%, compared to $163.2 in non-performing loans at December 31, 2009. At September 30, 2010, we had gross loans delinquent greater than 30-89 days of $1.6 million compared to gross delinquent loans of $23.2 at December 31, 2009. We have fourteen properties in OREO totaling $9.4 million compared to two properties totaling $5.6 million at December 31, 2009.

CitizensTrust
CitizensTrust has approximately $2.0 billion in assets under administration, including $1.0 billion in assets under management, as of September 30, 2010. This compares with $1.9 billion in assets under administration, including $1.0 billion in assets under management, at December 31, 2009. Revenues from CitizensTrust totaled $6.3 million for the nine months ended September 30, 2010 compared to $4.9 million for the same period in 2009. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.
Corporate Overview
CVB Financial Corp. is the holding company for Citizens Business Bank, a financial services company based in Ontario, California. Citizens Business Bank serves 42 cities with 44 business financial centers and 6 commercial banking centers in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California.
Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the CVB Investor tab.

Safe Harbor
Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plan and expectations regarding future operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic conditions and events and the impact they may have on us and our customers; ability to attract deposits and other sources of liquidity; oversupply of inventory and continued deterioration in values of California real estate, both residential and commercial; a prolonged slowdown in construction activity; changes in the financial performance and/or condition of our borrowers; changes in the level of non-performing assets and charge-offs; ability to repurchase our securities issued to the U.S. Treasury pursuant to its Capital Purchase Program; the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, executive compensation and insurance) with which we and our subsidiaries must comply; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; inflation, interest rate, securities market and monetary fluctuations; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, or the effects of pandemic flu; the timely development and acceptance of new banking products and services and perceived overall value of these products and services by users; changes in consumer spending, borrowing and savings habits; technological changes; the ability to increase market share and control expenses; changes in the competitive environment among financial and bank holding companies and other financial service providers; continued volatility in the credit and equity markets and its effect on the general economy; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; changes in our organization, management, compensation and benefit plans; the costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews; our success at managing the risks involved in the foregoing items and other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2009, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law.
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CVB FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(unaudited)
dollars in thousands

	September 30,		December 31,
	2010	2009	2009
Assets:
Cash and due from banks	$195,920	$222,158	$103,254
Federal funds sold and Interest-bearing balances due from depository institutions	100,350	150,285	1,226

Total cash and cash equivalents	296,270	372,443	104,480

Investment Securities available-for-sale	1,912,268	2,285,456	2,108,463
Investment Securities held-to-maturity	3,161	4,237	3,838
Investment in stock of Federal Home Loan Bank (FHLB)	90,350	93,240	97,582

Loans held-for-sale	3,154	—	1,439
Loans and lease finance receivables	3,822,802	3,600,087	4,079,013
Less allowance for credit losses	(105,289)	(87,316)	(108,924)

Net loans and lease finance receivables	3,717,513	3,512,771	3,970,089

Total earning assets	5,826,796	6,045,989	6,182,637
Premises and equipment, net	41,936	42,285	41,444
Intangibles	9,937	8,763	12,761
Goodwill	55,097	55,097	55,097
Cash value of life insurance	112,173	108,744	109,480
FDIC loss sharing asset	108,305	—	133,258
Other assets	133,707	63,229	101,838

TOTAL	$6,483,871	$6,546,265	$6,739,769

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Demand Deposits (noninterest-bearing)	$1,699,096	$1,416,558	$1,561,981
Investment Checking	356,068	415,644	469,413
Savings/MMDA	1,276,464	984,194	1,213,002
Time Deposits	1,190,836	1,223,375	1,194,258

Total Deposits	4,522,464	4,039,771	4,438,654

Demand Note to U.S. Treasury	3,752	3,441	2,425
Customer Repurchase Agreements	557,573	460,326	485,132
Repurchase Agreements	—	250,000	250,000
Borrowings	553,322	955,000	753,118
Junior Subordinated Debentures	115,055	115,055	115,055
Other liabilities	66,947	71,162	57,157

Total Liabilities	5,819,113	5,894,755	6,101,541
Stockholders’ equity:
Stockholders’ equity	636,325	604,610	611,838
Accumulated other comprehensive income (loss), net of tax	28,433	46,900	26,390

	664,758	651,510	638,228

TOTAL	$6,483,871	$6,546,265	$6,739,769

CVB FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCE SHEET
(unaudited)
dollars in thousands

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Assets:
Cash and due from banks	$425,020	$197,380	$367,887	$129,946
Federal funds sold and Interest-bearing balances due from depository institutions	92,148	143,220	52,327	68,786

Total cash and cash equivalents	517,168	340,600	420,214	198,732

Investment securities available-for-sale	1,946,396	2,294,860	2,017,411	2,362,978
Investment securities held-to-maturity	3,013	6,152	3,322	6,423
Investment in stock of Federal Home Loan Bank (FHLB)	92,038	93,240	95,117	93,240

Loans held-for-sale	3,001	—	2,813	—
Loans and lease finance receivables	3,887,929	3,606,945	3,944,561	3,646,862
Less allowance for credit losses	(115,614)	(81,956)	(115,843)	(72,635)

Net loans and lease finance receivables	3,772,315	3,524,989	3,828,718	3,574,227

Total earning assets	5,908,911	6,062,461	5,999,708	6,105,654
Premises and equipment, net	42,496	42,695	41,949	43,665
Intangibles	10,355	9,051	11,285	9,779
Goodwill	55,097	55,097	55,097	55,097
Cash value of life insurance	111,658	108,305	110,779	107,548
FDIC loss sharing asset	112,142	—	120,840	—
Other assets	121,853	83,125	122,760	82,780

TOTAL	$6,787,532	$6,558,114	$6,830,305	$6,534,469

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$1,677,328	$1,427,916	$1,624,866	$1,380,349
Interest-bearing	2,890,536	2,594,891	2,906,078	2,455,159

Total Deposits	4,567,864	4,022,807	4,530,944	3,835,508

Other borrowings	1,340,660	1,681,179	1,454,952	1,869,471
Junior Subordinated Debentures	115,055	115,055	115,055	115,055
Other liabilities	75,828	62,538	61,272	68,597

Total Liabilities	6,099,407	5,881,579	6,162,223	5,888,631
Stockholders’ equity:
Stockholders’ equity	645,361	651,817	633,869	616,383
Accumulated other comprehensive income (loss), net of tax	42,764	24,718	34,213	29,455

	688,125	676,535	668,082	645,838

TOTAL	$6,787,532	$6,558,114	$6,830,305	$6,534,469

CVB FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)
dollar amounts in thousands, except per share

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
Interest Income:
Loans held-for-sale	$7	$—	$40	$—
Loans and leases, including fees	58,158	50,561	185,065	149,858
Investment securities:
Taxable	11,461	18,278	41,938	59,848
Tax-advantaged	6,324	6,749	19,265	20,560

Total investment income	17,785	25,027	61,203	80,408
Dividends from FHLB Stock	105	195	233	195
Federal funds sold & Interest-bearing CDs with other institutions	418	136	757	195

Total interest income	76,473	75,919	247,298	230,656
Interest Expense:
Deposits	4,310	5,934	14,439	18,963
Borrowings and junior subordinated debentures	9,548	15,179	32,691	47,500

Total interest expense	13,858	21,113	47,130	66,463

Net interest income before provision for credit losses	62,615	54,806	200,168	164,193
Provision for credit losses	25,300	13,000	48,500	55,000

Net interest income after provision for credit losses	37,315	41,806	151,668	109,193
Other Operating Income:
Impairment loss on investment securities	(127)	(1,850)	(225)	(1,850)
Plus: Portion of loss reclassified from other comprehensive income	—	1,618	(587)	1,618

Net impairment loss on investment securities recognized in earnings	(127)	(232)	(812)	(232)
Service charges on deposit accounts	4,225	3,720	12,686	11,080
Trust and investment services	1,928	1,682	6,255	4,948
Gain on sale of investment securities	30,119	6,898	38,900	28,446
Reduction in FDIC loss sharing asset	(2,630)	—	(14,800)	—
Other	3,204	3,034	7,697	6,926

Total other operating income	36,719	15,102	49,926	51,168
Other operating expenses:
Salaries and employee benefits	17,311	15,618	52,863	46,814
Occupancy	3,088	2,777	9,168	8,315
Equipment	1,719	1,553	5,473	4,884
Professional services	4,135	1,646	9,823	4,998
Amortization of intangible assets	934	734	2,824	2,257
Provision for unfunded commitments	450	450	2,150	1,800
OREO Expense	479	24	1,147	1,198
Other	21,202	7,043	43,239	23,955

Total other operating expenses	49,318	29,845	126,687	94,221

Earnings before income taxes	24,716	27,063	74,907	66,140
Income taxes	6,789	7,741	21,846	17,789

Net earnings	$17,927	$19,322	$53,061	$48,351

Basic earnings per common share	$0.17	$0.10	$0.50	$0.40

Diluted earnings per common share	$0.17	$0.10	$0.50	$0.40

Cash dividends per common share	$0.085	$0.085	$0.255	$0.255

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Interest income — (Tax-Effected) (te)	$79,085	$78,679	$255,235	$239,046
Interest Expense	13,858	21,113	47,130	66,463

Net Interest income — (te)	$65,227	$57,566	$208,105	$172,583

Return on average assets	1.05%	1.17%	1.04%	0.99%
Return on average equity	10.34%	11.33%	10.62%	10.01%
Efficiency ratio	66.62%	52.44%	62.84%	58.76%
Net interest margin (te) excluding discount	3.92%	3.75%	3.96%	3.75%

Weighted average shares outstanding
Basic	105,685,287	99,241,561	105,925,944	88,600,560
Diluted	105,795,196	99,332,146	106,096,714	88,697,581
Dividends declared	$9,011	$9,012	$27,087	$23,174
Dividend payout ratio	50.26%	46.64%	51.05%	47.93%

Number of shares outstanding-EOP	105,918,376	106,231,511
Book value per share	$6.28	$6.13

	September 30,
	2010	2009

(Non-covered loans)
Non-performing Assets (dollar amount in thousands):
Non-accrual loans	$158,871	$58,134
Loans past due 90 days or more and still accruing interest	—	—
Other real estate owned (OREO), net	17,387	1,137

Total non-performing assets	$176,258	$59,271

Percentage of non-performing assets to total loans outstanding and OREO	5.13%	1.65%

Percentage of non-performing assets to total assets	2.72%	0.91%

Allowance for loan losses to non-performing assets	59.74%	147.32%

Net Charge-off to Average loans	1.48%	0.60%

Allowance for Credit Losses:
Beginning Balance	$108,924	$53,960
Total Loans Charged-Off	(52,492)	(22,362)
Total Loans Recovered	357	718

Net Loans Charged-off	(52,135)	(21,644)
Provision Charged to Operating Expense	48,500	55,000

Allowance for Credit Losses at End of period	$105,289	$87,316

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(in thousands, except per share data)
(unaudited)
Quarterly Common Stock Price

	2010		2009		2008
Quarter End	High	Low	High	Low	High	Low
March 31,	$10.89	$8.44	$12.11	$5.31	$11.45	$8.40
June 30,	$11.85	$9.00	$7.77	$5.69	$12.62	$9.18
September 30,	$10.99	$6.61	$8.70	$4.90	$20.00	$7.12
December 31,			$9.00	$6.93	$14.75	$8.58
Quarterly Consolidated Statements of Earnings

	3Q	2Q	1Q	4Q	3Q
	2010	2010	2010	2009	2009
Interest income
Loans, including fees	$58,165	$59,172	$67,768	$56,222	$50,561
Investment securities and federal funds sold	18,308	21,101	22,784	23,881	25,358

	76,473	80,273	90,552	80,103	75,919
Interest expense
Deposits	4,310	4,841	5,288	5,993	5,934
Other borrowings	9,548	11,218	11,925	16,039	15,179

	13,858	16,059	17,213	22,032	21,113
Net interest income before provision for credit losses	62,615	64,214	73,339	58,071	54,806
Provision for credit losses	25,300	11,000	12,200	25,500	13,000

Net interest income after provision for credit losses	37,315	53,214	61,139	32,571	41,806
Non-interest income	36,719	15,418	(2,211)	29,903	15,102
Non-interest expenses	49,318	41,447	35,922	39,365	29,845

Earnings before income taxes	24,716	27,185	23,006	23,109	27,063
Income taxes	6,789	8,170	6,887	6,041	7,741

Net earnings	$17,927	$19,015	$16,119	$17,068	$19,322

Basic earning per common share	$0.17	$0.18	$0.15	$0.16	$0.10
Diluted earnings per common share	$0.17	$0.18	$0.15	$0.16	$0.10

Cash dividends per common share	$0.085	$0.085	$0.085	$0.085	$0.085

Dividends Declared	$9,011	$9,041	$9,035	$9,054	$9,012

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(in thousands)
(unaudited)
Distribution of Loan Portfolio

	9/30/2010	6/30/2010	3/31/2010	12/31/2009	9/30/2009

Commercial and Industrial	$509,502	$513,483	$471,071	$475,517	$385,274
Real Estate:
Construction	280,756	305,724	351,567	401,509	295,315
Commercial Real Estate	2,280,861	2,321,257	2,318,905	2,346,784	1,959,725
SFR Mortgage	238,179	254,499	261,676	283,053	290,831
Consumer	71,487	73,342	74,308	78,759	67,317
Municipal lease finance receivables	149,584	154,042	156,392	160,565	162,962
Auto and equipment leases	20,658	23,754	27,546	30,337	34,072
Dairy and Livestock	420,984	448,448	458,057	493,451	411,574

Gross Loans	3,972,011	4,094,549	4,119,522	4,269,975	3,607,070
Less:
Purchase Accounting Discount	(143,752)	(159,393)	(163,842)	(184,419)
Deferred net loan fees	(5,457)	(5,835)	(6,030)	(6,543)	(6,983)
Allowance for credit losses	(105,289)	(118,548)	(112,321)	(108,924)	(87,316)

Net Loans	$3,717,513	$3,810,773	$3,837,329	$3,970,089	$3,512,771

CVB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(in thousands)
(unaudited)

Non-Performing Assets & Delinquency Trends	September 30,	June 30,	March 31,	December 31,	September 30,
(Non-Covered Loans)	2010	2010	2010	2009	2009
Non-Performing Loans
Residential Construction and Land	$5,085	$2,789	$2,855	$13,843	$15,729
Commercial Construction	71,428	39,114	31,216	23,832	19,636
Residential Mortgage	14,543	12,638	13,726	11,787	8,102
Commercial Real Estate	56,330	20,639	22,041	17,129	13,522
Commercial and Industrial	6,067	7,527	6,879	3,173	1,045
Dairy & Livestock	5,176	—	—	—	—
Consumer	242	143	123	15	100

Total	$158,871	$82,850	$76,840	$69,779	$58,134

% of Total Loans	4.65%	2.36%	2.19%	1.93%	1.61%

Past Due 30-89 Days
Residential Construction and Land	$—	$—	$—	$—	$—
Commercial Construction	—	9,093	8,143	—	—
Residential Mortgage	2,779	2,552	3,746	4,921	1,510
Commercial Real Estate	1,234	1,966	3,286	2,407	190
Commercial and Industrial	2,333	634	2,714	2,973	5,094
Dairy & Livestock	1,406	—	—	—	—
Consumer	494	139	28	239	87

Total	$8,246	$14,384	$17,917	$10,540	$6,881

% of Total Loans	0.24%	0.41%	0.51%	0.29%	0.19%

OREO
Residential Construction and Land	$11,113	$11,113	$11,113	$—	$1,137
Commercial Construction	2,709	—	—	—	—
Commercial Real Estate	3,220	3,220	3,746	3,936	—
Commercial and Industrial	—	668	—	—	—
Residential Mortgage	345	—	319	—	—
Consumer	—	—	—	—	—

Total	$17,387	$15,001	$15,178	$3,936	$1,137

Total Non-Performing, Past Due & OREO	$184,504	$112,235	$109,935	$84,255	$66,152

% of Total Loans	5.40%	3.20%	3.13%	2.33%	1.84%

Total Loans	3,418,981	3,504,944	3,511,112	3,614,916	3,600,087

Net interest income and net interest margin reconciliations (Non-GAAP)
We use certain non-GAAP financial measures to provide supplemental information regarding our performance. The third quarter of 2010 net interest income and net interest margin include a yield adjustment of $4.5 million from discount accretion on covered loans. The adjustment for the first nine months of 2010 was $22.3 million. We believe that presenting the net interest income and net interest margin excluding the yield adjustment provides additional clarity to the users of financial statements regarding core net interest income and net interest margin.

	Three months ended			Nine months ended
	September 30, 2010			September 30, 2010
	(amounts in thousands)
	Average			Average
	Volume	Interest	Yield	Volume	Interest	Yield
Total interest-earning assets	$6,024,525	$76,474	5.23%	$6,115,551	$247,298	5.58%
Less:
Yield adjustment to interest income from discount accretion	159,090	(4,480)		170,476	(22,333)

Total interest-earning assets, excluding SJB loan discount and yield adjustment	$6,183,615	$71,994	4.81%	$6,286,027	$224,965	4.95%

Net interest income and net interest margin (TE)		$62,616	4.32%		$200,168	4.56%
Less:
Yield adjustment to interset income from discount accretion		(4,480)			(22,333)

Net interest income and net interest margin (TE), excluding yield adjustment		$58,136	3.92%		$177,835	3.96%